Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

RADIATION THERAPY SERVICES, INC.

Pursuant to a Unanimous Written Consent in Lieu of a Special Meeting of the Board of Directors of Radiation Therapy Services, Inc., a Florida corporation (the “Corporation”), the Board of Directors adopted the following amendment to the Amended and Restated Bylaws (the “Bylaws”) of the Corporation.

The following Article X has been added to the Bylaws of the Corporation:

ARTICLE X

CONTROL SHARE ACQUISITIONS

Pursuant to the provisions of 607.0902(5) of the Florida Business Corporation Act (the “Act”), the Corporation elects not to be governed by the requirements or other provisions regarding control-share acquisitions described in Section 607.0902 of the Act. Therefore, the terms and provisions of Section 607.0902 will not apply with respect to any control-share acquisition of any equity securities of the Corporation and the equity securities of the Corporation will have any and all other rights and privileges available under the Act.

All other provisions of the Bylaws shall remain unchanged.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Bylaws of the Corporation this 17th day of October, 2007.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Daniel Dosoretz
Daniel Dosoretz, M.D.,
President